UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 24, 2005 (August 22, 2005)
CYTOKINETICS, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50633 (Commission File Number)	94-3291317 (IRS Employer Identification No.)
280 East Grand Avenue
South San Francisco, California 94080
(Address of principal executive offices, including zip code)
(650) 624-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
     On August 22, 2005 Cytokinetics, Incorporated (the “Company”) entered into an Executive Employment Agreement with Andrew Wolff, M.D., F.A.C.C., the Company’s Senior Vice President, Clinical Research and Development and Chief Medical Officer. The Executive Employment Agreement between Dr. Wolff and the Company is in substantially the form as entered into between the Company and the Company’s other executive officers.
     The Executive Employment Agreement provides for Dr. Wolff to remain an at-will employee of the Company and to receive salary, bonus and benefits as determined in the discretion of the board of directors of the Company. In addition, this agreement provides for Dr. Wolff to receive certain benefits if within the eighteen month period following a change of control of the Company he resigns for good reason or is terminated by the Company or its successor other than for cause. Upon such qualifying resignation or termination, Dr. Wolff will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of eighteen months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of options for Company common stock held by Dr. Wolff; the lapse in full of the Company’s right of repurchase with respect to restricted shares of the Company’s common stock held by Dr. Wolff; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date Dr. Wolff obtains employment with generally similar employee benefits.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED
By:	/s/ James H. Sabry
James H. Sabry
President and Chief Executive Officer

Date: August 24, 2005